Exhibit 99.2

Investor Contact:	Investor Contact:
Matt Stautberg	Ed Wilhelm
Investor Relations	Chief Financial Officer
513-579-7780	317-613-6914

Media Contact:	Media Contact:
Jim Sluzewski	Dianna Boyce
Corporate Communications	Corporate Communications
513-579-7764	317-613-6577

Finish Line to become exclusive partner of athletic shoes for Macy’s, both in-store and online

CINCINNATI and INDIANAPOLIS, September 28, 2012 – Macy’s, Inc. (NYSE: M), one of the premier retailers in the U.S., and The Finish Line, Inc. (NASDAQ: FINL), a premium retailer of athletic shoes, apparel and accessories, today announced that Finish Line-branded athletic footwear shops will be opened in more than 450 Macy’s department stores in the U.S. and online at macys.com.

The rollout process for the 450+ locations, which will be operated by Finish Line as leased departments, will start in Spring 2013 with completion expected by Fall 2014. For the remaining approximately 225 Macy’s stores that carry footwear, Finish Line will manage the athletic footwear assortment and inventory beginning in Spring 2013, without the staffing or branding provided in the leased departments. Athletic shoe assortments selected by Finish Line also will be available on macys.com, beginning in Spring 2013, subject to the signing of a final online agreement.

Finish Line will be Macy’s exclusive partner for men’s, women’s and kids athletic footwear and Macy’s will be the exclusive host for Finish Line-branded in-store shops.

Finish Line will recognize sales and corresponding profits, less the licensing fee paid to Macy’s. Longer term, this agreement is expected to result in additional sales to Finish Line of $250 million to $350 million annually.

“Finish Line is a widely recognized expert in athletic footwear for men, women, and kids including the best brands, newest technology and most current styles. We believe the enhanced footwear assortment they will bring to our customers at every full-line Macy’s store nationwide, as well as on macys.com, complements our rapidly developing offering of activewear merchandise,” said Jeff Gennette, Macy’s chief merchandising officer. “With Finish Line on our team for athletic shoes, Macy’s will be a comprehensive and compelling destination for footwear across all categories – from dress to casual to comfort to athletic – for men, women, and kids.”

 “This exciting agreement announced today with Macy’s propels Finish Line further as a leading omnichannel retailer,” stated Glenn Lyon, Chairman and Chief Executive Officer of Finish Line. “Macy’s large and profitable store portfolio, its customer base that is concentrated in a demographic that Finish Line has not penetrated to date, and most importantly, its customer-centric philosophy and omnichannel focus make them an ideal partner for us to broaden our reach beyond our bricks and mortar stores and our website. The strength of our brand, our strong vendor relationships that allow for an extremely compelling product offering, as well as our industry-leading omnichannel capabilities created this attractive opportunity.”

About Macy’s, Inc.

Macy’s, Inc., with corporate offices in Cincinnati and New York, is one of the nation’s premier retailers, with fiscal 2011 sales of $26.4 billion. The company operates about 840 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy’s and Bloomingdale’s, as well as the macys.com and bloomingdales.com websites. The company also operates 10 Bloomingdale’s Outlet stores.

About Finish Line

The Finish Line, Inc. is a premium retailer of athletic shoes, apparel and accessories. Headquartered in Indianapolis, Finish Line has 638 stores in malls across the U.S. and employs more than 11,000 sneakerologists who help customers every day connect with their sport, their life and their style. Online shopping is available at www.finishline.com and mobile shopping is available at m.finishline.com. Follow Finish Line on Twitter at Twitter.com/FinishLine and “like” Finish Line on Facebook at Facebook.com/FinishLineUSA.

Finish Line also operates, through a venture with Gart Capital Partners, the Running Specialty Group, including 19 specialty running shops in seven states and the District of Columbia under The Running Company banner. More information is available at www.run.com.

Forward-Looking Statements

This news release may contain certain statements that the company believes are, or may be considered to be, “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include, but are not limited to, phrases such as “believe”, “future”, “intend”, “plan”, “expect”, “goal”, “may”, “should”, “will”, “estimate”, “provide”, “maintain”, “continue”, “create”, “launch”, “build”, “accelerate”, “potential”, or other similar words or phrases, or statements that describe objectives, plans or goals. All of these forward-looking statements are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contemplated by the relevant forward-looking statement. There are several principal risk factors that could cause actual performance and future actions to differ materially from the forward-looking statements, as noted in the company’s Securities and Exchange Commission filings and previous releases. The forward-looking statements included herein are made only as of the date of this report and the company undertakes no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.